Exhibit 10.23

August 26, 2021

Denise Paulonis

VIA ELECTRONIC MAIL

Dear Denise:

We are pleased to offer you the position of Chief Executive Officer for Sally Beauty Holdings, Inc. (referred to as "Sally" or "SBH'') at a bi-weekly salary of $42,307.69 ($1,100,000 annualized). We believe that your background and experience will allow you to excel as Sally's leader.

You will participate in our Annual Incentive Plan ("AIP") at a 150% award target level. The AIP is an incentive plan with a targeted award of a stipulated percentage of annual base salary based on the attainment of corporate performance metrics as set forth in the plan. The AIP provides for upside and downside leverage based on the actual attainment of performance metrics. All incentive plans, including the AIP, and their terms are at the sole discretion of the Compensation Committee of the Board of Directors (the "Compensation Committee"). You will be eligible to participate in the fiscal year 2022 AIP, which begins on October 1, 2021, your anticipated start date at the company. If you cannot start on October 1, 2021, your participation in the AIP will be on a prorated basis for fiscal year 2022, based upon your first day of employment.

In addition, you will be paid a sign-on bon us of $400,000. This bonus will be paid within 30 days of your first day of employment with Sally and is subject to 50% repayment by you to the company if you resign or are terminated for cause within the first year of your employment.  For purposes of this paragraph, "cause" is defined as: (i) theft or embezzlement or attempted theft or embezzlement of money or tangible or intangible assets or property of SBH, any SBH affiliate or their employees or business relations; (ii) any act or acts of moral turpitude by you which negatively affects the interest, property, operations, business or reputation of SBH or any SBH affiliate; (iii) violation of a federal, state  or local law or regulation which negatively affects the interest, property, operations, business or reputation  of SBH or any SBH affiliate; (iv) gross negligence or willful misconduct in the performance of your services or duties; and/or (v) your failure to reasonably perform any of your assigned duties as requested .

You will also be eligible to participate in Sally's 2019 Omnibus Incentive Plan, as amended from time to time (the ''Plan''). Equity awards granted under the Plan are subject to the approval of the Compensation Committee and are subject to the terms of the Plan and the equity award agreements thereunder. Grants are generally made annually during the first quarter of the fiscal year, but subject to change as determined by the Compensation Committee.

For fiscal year 2022, your recommended equity grant target value will be an award with an intrinsic value of $4,250,000. The Compensation Committee determines the amount and mix of equity vehicles comprising equity awards each fiscal year for each participant and can include stock options, time-based restricted stock awards, performance-based restricted stock units or other long-term incentive vehicles as the Compensation Committee deems appropriate.

You will be awarded a sign-on equity award comprised of a time-based restricted stock award with a grant date value of $1,450,000 (based on the closing SSH stock price on the grant date), vesting one-third each year on the first through third anniversaries of the grant date. You will also be awarded non-qualified stock options ("NQSOs") with a grant date intrinsic value of $1,000,000 (based on the closing SBH stock price on the grant date), vesting one-third each year on the first through third anniversaries of the grant date. The exercise price of the NQSOs will equal the fair market value of the shares of SBH stock underlying the NQSOs as of the grant date. The grant date for both will be the first day of your employment. As noted above, the terms of the awards will be governed by the Plan and the equity award agreements thereunder.

The Board of Directors has established the SBH Equity Ownership Guidelines for all Section 16 officers. The guidelines are intended to align the financial interests of our executives with those of our shareholders, as well as, demonstrate our focus and commitment to sound corporate governance. You will be provided full details of these guidelines (along with a written copy of the guidelines, as amended November 4, 2020) during your onboarding process.

Sally offers a number of attractive benefit plans. You become eligible to participate in group benefit plans on the first of the month following 30 days of service. Group benefit plans include: medical, dental and vision insurance: prescription drug coverage; short term and long-term disability; and basic, supplemental and family life insurance. Paid sick leave and tuition reimbursement will be available to you, as well. In addition, prior to your eligibility to participate in our group health plan. Sally will pay for up to two months of COBRA payments minus the premium you would otherwise pay for like coverage under a Sally plan. You will also have an annual benefit of $600 per year for the reimbursement of a physical exam. Sally does not accrue vacation time for executives, but instead offers a Flexible Time Off Policy for executives allowing you to take the time you need for vacation, holidays, etc.

Sally also offers its 401(k) and Profit Sharing Plan (the "401(k) Plan'') which you can immediately participate in upon hire. The company match to the 401(k) Plan begins after one year of service and it is contributed each pay period with immediate vesting. In addition Sally may make discretionary profit sharing contributions under the 401(k) Plan, with participation beginning the first of the quarter following one year of service. Some of these benefits require you to elect participation and require an employee contribution. You will be given details during your orientation, and the terms of the plans that govern over this short summary.

You will be eligible for relocation assistance under the SBH Executive Relocation Policy, a copy of which is included with this letter (the ''Relocation Policy"). Sally has partnered with American International Relocation Solutions, LLC ("Aires") to assist you in coordinating your relocation. An assigned Aires consultant will reach out to you directly, shortly after your offer has been accepted and processed by Sally. You must use Aires for your relocation in order to be eligible for reimbursement of relocation expenses. Your relocation benefits include, among other things, full coverage of moving your household goods (including special handling and temporary storage of such goods if needed), up to six months of temporary living expenses and assistance toward the sale of your home and closing costs. Sally also expressly approves your selection of Ebby Halliday as your real estate brokerage firm and Classic Wine for your specialty shipping needs. To this end, the terms of the Relocation Policy are intended to govern over this short summary, but Sally will cover the cost of any relocation benefits specified herein that are greater than what is provided for under the Relocation Policy.

As a part of Sally's continued compliance with the provisions of the Immigration Reform and Control Act, you are required to complete an I-9 form on your first day of employment. Failure to complete the I-9 with the appropriate required documents within the specified time frame could result in termination of your employment. Please contact me if you have any questions on what constitutes the proper documentation to bring with you on your first day.

All employment at Sally is on at ''at will" basis, meaning that your employment may be terminated by you or the company at any time and for any reason. As an employee, you will be required to agree to and sign Sally's Workplace Resolution Program and Mutual Agreement to Arbitrate Claims, which requires that both you and the company pursue most legally-available claims arising from your employment with the company in arbitration, rather than in a court of law.

We look forward to you joining us as part of the team. I know that you will be an excellent leader of our organization and a key contributor to our continued growth and success.

Please don't hesitate to call me if you have any questions regarding this offer of employment.

Sincerely,

/s/ Robert McMaster

Robert McMaster

Board Chair

Sally Beauty Holdings, Inc.

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